Exhibit 99.1

Press Release
Investor Contact:
Ankit Hira or Ed Yuen
Solebury Trout for Bentley Systems
ir@bentley.com
1-610-458-2777

Media Contact:
Carey Mann
carey.mann@bentley.com
1-610-458-3170

Bentley Systems, Incorporated Declares Fourth Quarter 2020 Dividend

EXTON, PA – November 23, 2020 – Bentley Systems, Incorporated (Nasdaq: BSY), the infrastructure engineering software company, today announced that its Board of Directors declared a $0.03 per share dividend for the fourth quarter of 2020. The cash dividend is payable on December 22, 2020 to all stockholders of record of Class A and Class B common stock as of the close of business on December 7, 2020.

About Bentley Systems
Bentley Systems (Nasdaq: BSY) is the infrastructure engineering software company. We provide innovative software to advance the world’s infrastructure – sustaining both the global economy and environment. Our industry-leading software solutions are used by professionals, and organizations of every size, for the design, construction, and operations of roads and bridges, rail and transit, water and wastewater, public works and utilities, buildings and campuses, and industrial facilities. Our offerings include MicroStation-based applications for modeling and simulation, ProjectWise for project delivery, AssetWise for asset and network performance, and the iTwin platform for infrastructure digital twins. Bentley Systems employs more than 4,000 colleagues and generates annual revenues of more than $700 million in 172 countries.

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including a statement regarding expectations as to payment of a quarterly cash dividend in the foreseeable future. Any future determination as to payment of dividends will depend upon the financial condition and results of operations of the company and such other factors as are deemed relevant by the board of directors. For example, macroeconomic conditions, pandemic consequences, a change in business needs including working capital, or a change in income tax law relating to dividends, could cause the company to decide not to pay a dividend in the future. A discussion of other risks and uncertainties is included in the company's filings with the SEC, including final prospectus filed with the Securities and Exchange Commission on September 24, 2020, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

www.bentley.com.